FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the First Quarter 2010

April 13, 2010, Frederick, MD — Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2010, the Company recorded net income of $308,000 and diluted earnings per share of $0.21, as compared to net income of $45,000 and diluted earnings per share of $0.03 recorded for the first quarter of 2009.  The increase in earnings was due primarily to an increase in net interest income in 2010 to $2.5 million from the $2.0 million recorded in the first quarter of 2009, while the provision for loan losses remained the same at $400,000 for the first quarter of 2010 and 2009.  The ratio of the allowance for loan losses to total loans stood at 1.41% and 1.36% as of March 31, 2010 and 2009, respectively.  Net loan charge-offs for the quarter ended March 31, 2010 totaled $500,000, consisting of a single loan charge-off.  Net loan charge-offs for the same period last year consisted of several charged-off loans totaling an aggregate of $682,000.  While the Company’s loan quality compares favorably to peer group statistics, management remains concerned with local commercial real estate weakness, resulting in lower valuations and continued losses in the Company’s real estate loan portfolios.  The Company has seen a slight decrease in both its ratio of nonperforming assets to total assets, 0.38% at March 31, 2010 as compared to 0.43% at March 31, 2009, and its ratio of net charge-offs to average loans which is 0.23% at March 31, 2010 and 0.32% at March 31, 2009.

The Company also reported that, as of March 31, 2010, assets stood at $281.6 million, with total deposits of $242.1 million and gross loans of $214.6 million, representing increases of 8.4%, 9.3% and 3.1% respectively, compared to the first quarter of 2009.

President and CEO Martin S. Lapera said, “Frederick County Bank is currently well capitalized.  Our capital ratios exceed the regulatory requirements for well capitalized banks, with our ratios of 13.28% and 12.03% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%.  Our liquidity position remains strong, with $30.0 million in federal funds sold and other overnight investments, which equates to 10.7% of assets.”

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation.  The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.  Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of September 30, 2009 and the top Five Star Rating from Bauer Financial, Inc., as of December 31, 2009.

	March 31,	March 31,	December 31,
	2010	2009	2009
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$281,564	$259,698	$258,559
Cash and due from banks	1,412	893	1,447
Federal funds sold and other overnight investments	30,091	24,612	10,667
Investment securities - available for sale	28,052	19,654	24,077
Restricted stock	1,566	1,611	1,566
Loans, net	211,559	205,393	211,816
Deposits	242,131	221,629	219,312
Short-term borrowings	500	-	500
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	22,076	20,793	21,750

Nonperforming assets	1,076	1,126	1,438

SELECTED FINANCIAL DATA
	Three Months Ended
	March 31,
	2010	2009
(dollars in thousands, except per share data)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,504	$3,464
Interest expense	966	1,464
Net interest income	2,538	2,000
Provision for loan losses	400	400
Net interest income after provision for loan losses	2,138	1,600
Loss on sale of foreclosed properties	-	(32)
Noninterest income (excluding gains (losses))	137	140
Noninterest expense	1,835	1,683
Income before provision for income taxes	440	25
Provision for income tax expense (benefits)	132	(20)
Net income	308	45

Net charge-offs	500	682

PER COMMON SHARE DATA:
Basic earnings per share	$0.21	$0.03
Diluted earnings per share	$0.21	$0.03
Basic weighted average number of shares outstanding	1,461,802	1,460,802
Diluted weighted average number of shares outstanding	1,468,896	1,481,419
Common shares outstanding	1,461,802	1,460,802
Book value per share	$15.10	$14.23

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.47%	0.07%
Return on average equity	5.55%	0.86%
Allowance for loan losses to total loans	1.41%	1.36%
Nonperforming assets to total assets	0.38%	0.43%
Ratio of net charge-offs to average loans	0.23%	0.32%
Tier 1 capital to risk-weighted assets	12.03%	11.87%
Total capital to risk-weighted assets	13.28%	13.12%
Tier 1 capital to average assets	10.60%	10.40%
Average equity to average assets	8.40%	8.14%

Weighted average yield/rate on:
Loans	6.27%	6.18%
Interest-earning assets	5.65%	5.66%
Interest-bearing liabilities	1.93%	2.95%
Net interest spread	3.72%	2.70%
Net interest margin	4.12%	3.30%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, (240) 529-1507

###